EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		06-018
	Contact:	Wade Pursell
Date: July 3, 2006	Title:	Chief Financial Officer
Helix Completes Acquisition of Remington and Revises Earnings
Guidance; Transferring Listing to New York Stock Exchange
HOUSTON, TX – Helix Energy Solutions Group, Inc. (Nasdaq: HELX) today announced that it has completed its acquisition of Remington Oil & Gas following approval by Remington’s stockholders last week.
As a result of the merger, each share of Remington common stock has been converted into the right to receive $27.00 in cash and 0.436 shares of Helix common stock. Information regarding exchange of share certificates will be sent to Remington stockholders as soon as practicable.
To fund the cash portion of the merger consideration Helix entered into an $835 million Senior Secured Term B facility which amortizes 1% per year with a balloon payment due at the end of seven years. Interest floats at LIBOR plus 200 and the facility is prepayable without penalty. Helix also terminated its existing $150 million revolver and entered into a new Senior Secured $300 million five year revolver.
Earnings Guidance
As a result of this acquisition and the continued strength of the Contracting Services businesses we are increasing our estimated 2006 earnings to a range of $3.20 to $3.70 per diluted share. In addition, we estimate 2007 earnings will be between $4.00 to $5.50 per diluted share. See attached “Key Variables” for general range of assumptions embedded in the earnings estimates.
Transfer to New York Stock Exchange
Beginning the morning of Tuesday, July 18th, 2006, Helix will transfer its listing from the NASDAQ and begin trading on the New York Stock Exchange under the ticker symbol HLX.
Stock Buyback Program
The Company’s Board of Directors has authorized the Company to discretionarily purchase up to $50 million of Helix common stock in the open market.
Owen Kratz, Chairman and Chief Executive Officer, stated, “We are extremely pleased to have closed the Remington transaction, which is immediately accretive to earnings and provides a pipeline of high quality prospects to help fuel future growth. Due to the acquisition and further strengthening of the market for our contracting services we are increasing our earnings guidance for 2006 to a range with a mid-point 23% higher than that of our original estimate. Also, we are anticipating between 15 – 60% of earnings growth next year.
“We should generate over $1.5 billion of operating cash flow from now until the end of 2007, which will allow us to pursue exciting growth opportunities in the contracting services segment; enhance reserves and production; and reduce debt, as well as fund share repurchases.
“With respect to the NYSE transfer this is a move we have contemplated for some time. With the name change earlier this year and the closing of the Remington acquisition, a NYSE listed company, the timing is right. We are greatly appreciative of the support we have received from NASDAQ; however, we believe that this is the right move at the right time for our company and shareholders.”

Further details will be provided in a presentation and conference call on Tuesday, July 11th at 9:00am Central Daylight Time. The call will be webcast live and can be accessed, along with the presentation, at the Investor Relations page of www.HelixESG.com. A replay will be available from the Audio Archives page.
Helix Energy Solutions is an energy services company that provides innovative solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including diving services, shelf and deepwater construction, robotics, well operations, well engineering and subsurface consulting services, platform ownership and oil and gas production.
For more information, go to www.HelixESG.com.
FORWARD-LOOKING STATEMENTS
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; any statements regarding the anticipated results (financial or otherwise) of the merger of Remington Oil and Gas Corporation into a wholly-owned subsidiary of Helix; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2005; and, with respect to the Remington merger, actual results could differ materially from Helix’s expectations depending on factors such as the combined company’s cost of capital, the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations, prior contractual commitments of the combined companies and their ability to terminate these commitments or amend, renegotiate or settle the same, the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures, any unforeseen merger or acquisition opportunities that could affect capital needs, the costs incurred in implementing synergies and the factors that generally affect both Helix’s and Remington’s respective businesses. Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its shareholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the combined company’s market for its exploration and production. We assume no obligation and do not intend to update these forward-looking statements.

Key Variables

	2006		2007
	Low	High	Low	High
Contracting Services:
Revenues (millions)	$900	$1,000	$1,000	$1,100
EBITDA Margins (1)	35%	40%	35%	40%

Production Facilities:
Equity in Earnings (millions)	$20	$24	$45	$55

Oil & Gas:
Oil Price (per bbl)	$60.00	$70.00	$55.00	Strip ($72.64)
Natural Gas Price (per mcf)	$5.00	$7.00	$6.00	Strip ($9.18)

Production (BcFe)	57	62.5	90.5	109.5

Corporate:
SG&A % of Revenue	9%	8%	10%	8%
Effective Tax Rate	35%	34%	35%	34%
Average Shares Outstanding (millions)	91	90	98	96

CAPEX (millions) (2)	$960	$1,000	$625	$1,000

(1) See GAAP reconciliation at www.HelixESG.com.

(2) Does not include Remington acquisition amount.